                                                                   Exhibit 10.63


                   QUALIFIED SUPPORT PARTNER PROGRAM AGREEMENT

This Qualified Support Partner Program Agreement, including the attached Program Guidelines and exhibits, if any, each of which is expressly incorporated herein (collectively, the "Agreement"), is entered into as of the date listed on the last/signature page of this Agreement (the "Effective Date") by and between Brocade Communications Switzerland SarL., a Geneva corporation with principal offices at 29-31 Route de l'Aeroport, CH-1205, Geneva, Switzerland ("Brocade-Switzerland"), Brocade Communications Systems, Inc., a Delaware corporation with principal offices at 1745 Technology Drive, San Jose, CA 95110 ("Brocade-US") (collectively, "Brocade") and the entity listed on the last/signature page of the Agreement ("Company").

Background: Brocade has established a Qualified Support Partner Program (the "Program") to provide its SAN customer-base with a network of trained and certified Brocade-authorized professional support providers. Company desires to join the Program. This Agreement incorporates the following terms and conditions of the Program and Company's participation therein:

1.    QSP Program

1.1 This Agreement shall govern the rights and obligations of the Parties arising with respect to the Program. Neither Party shall have any rights or obligations vis-a-vis one another by reason of Company's participation in the Program that are not expressly granted or provided for in this Agreement. Company shall at all times during the term of this Agreement comply with the Program Guidelines then in effect. If there is any conflict between specific terms of this Agreement and the Program Guidelines, the terms and conditions of the Program Guidelines shall prevail.

1.2 Authorization under the Program. Subject to the terms and conditions of this Agreement and the Program Guidelines, Brocade hereby authorizes Company, as a member of the Program, to support the following Brocade Silkworm products ("Products"): Silkworm 2040, 2800, 6400, 3800, 3200, and 12000. The Parties
agree to review and update the list of Products that Company is authorized to support under the Program at Company's annual review meeting as described in
Section 1.5 below, provided however that all revisions to the above list of authorized Products must be in writing and signed by both parties.

1.3 Delivery of Program Guidelines. The Program Guidelines (current as of the Effective Date), describing program benefits and the minimum applicable product and service requirements for Company's continued participation in the Program, is attached hereto as Attachment A.

1.4 Changes to Program Guidelines. Brocade may change the Program Guidelines at any time upon no less than thirty (30) days written notice to Company. Brocade may provide either a hard copy of the new Program Guidelines or notification of where Company may obtain a copy of the new Program Guidelines from a Brocade web site that is available to Company. If Company does not wish to be bound by the terms and conditions of the new Program Guidelines, Company may terminate this Agreement at any time prior to the effective date of such new Program Guidelines. Company may submit requests for exception or modification; however Brocade is under no obligation to modify the Program Guidelines. Any mutually agreed upon exceptions or modifications must be memorialized in a written document signed by the Parties. The determination of whether and to what extent the Program Guidelines change during the course of the Program shall be solely at Brocade's discretion.

1.5 Program Review. Brocade agrees that Company shall have the right to an annual meeting with management from Brocade to review the Program as well as the Parties' relationship and their respective rights and obligations thereunder. Company agrees that Brocade shall have the right to conduct periodic reviews of Company's participation in the Program including without limitation: business forecasts: marketing collateral, training and certification levels; and customer satisfaction surveys.

1.6 Compliance with Law. Company agrees that it will comply with all applicable laws, rules and regulations (including without limitation, the Program Guidelines) regarding promotion and sale of services covered by the Program and associated with the Brocade Marks, and will not knowingly violate or infringe any right of any third party.

2.    Marketing and Sales.

2.1 Separate Activities. Company shall cooperate with Brocade in marketing its products and services in accordance with the terms of this


BROCADE CONFIDENTIAL
US SYSTEMS INTEGRATOR SALES AGREEMENT

Agreement. Each Party will be responsible for developing, marketing, and selling its own products and services. Neither Party will be required to, and neither Party shall, make any representation or warranty regarding the other Party's products or services.

2.2 External Web Site. Brocade shall establish and maintain a world wide web site viewable by Brocade and Company customers, resellers, distributors and other service providers (the "External Web Site"). Brocade shall provide Company with a template, based upon which Company shall provide Brocade with information it desires to be posted on the External Web Site, though Brocade reserves the right to determine and update the format and layout of the External Web Site. Brocade and Company will reach consensus in a reasonable amount of time on Company's content before such content is posted on the External Web Site. Brocade shall use reasonable commercial efforts to obtain Company's approval for all information about Company's services before such information is posted on the External Web Site.

2.3 Copyright Licenses. Company hereby grants to Brocade a nonexclusive right and license to copy, have copied, make derivative works based on, perform, display and distribute in electronic, web-based and/or printed form, any and all materials submitted to Brocade for publication on the External Web Site or in marketing materials distributed in connection with the Program. The Parties intend that the derivative works described above involve formatting, stylistic and editorial changes to such material provided by Company and Brocade will not substantially change such material without Company's prior written approval.

2.4 Contact Information. Each Party will notify the other of its respective points of contact regarding marketing, technical, testing, and support issues, and shall limit its communications to the appropriate points of contact. Either Party may change its points of contact at reasonable intervals on notice.

2.5 Joint Marketing Collateral. By mutual agreement and upon reasonable request, each Party will provide the other with marketing collateral, information, brochures, and such other marketing materials relating to each other's products or services. The Parties will cooperate in creating joint data sheets and other marketing materials relating to the products or services covered by the Program.

2.6 Company Obligation to Obtain Additional Certifications. Company shall ensure that within six (6) months of the introduction of any new product or service offering from Brocade, at least two (2) Company employees and agents required to obtain certification or training pursuant to the Program Guidelines obtain such certification or training for such new product or service.

2.7 Public Notices. Each party shall obtain the other's review and approval prior to the release of any press release concerning the existence or subject matter of this Agreement or Company's participation in the Program. Notwithstanding the foregoing, Brocade shall have the right to include in press releases and other public relations and marketing materials regarding the Program the fact that Company is a participant in the Program. In addition, Brocade shall provide Company with a public relations quotation announcing the Parties' relationship and Company's participation in the Program. Also, Company may disclose privately to its customers its participation in the Program and the nature thereof, provided however that all other Program details shall be subject to the confidentiality restrictions of the Agreement.

3.    Training

3.1 Brocade Training. Company shall undertake at its own cost the Brocade training and certification required in accordance with the Program Guidelines.

3.2 General Training. Company shall undertake at its own cost any and all training and certification necessary to deliver its services at no less than industry standards.

4.    Support

4.1 Company Obligation to Provide Customer Support. Company is responsible for providing front line support to customers of Brocade Products under the Program. The general obligations of Company in providing front line support are (i) to verify problems reported by customers, (ii) to resolve the problems if possible, and (iii) to escalate the problems to Brocade technical support if Company cannot resolve them.

4.2 Brocade Back-Line Support. During the term of the Agreement, for every Product that Company supports under the Program, Company shall purchase back-line support from Brocade under the then-applicable pricing in Brocade's Supplemental Service Plans Price List document. Brocade warrants that the pricing offered to Company will not be discriminatory. The general obligations of Brocade in providing back line support are to: (i) provide support and troubleshooting assistance for all escalated issues via telephone and/or e-mail; (ii) provide access to Brocade's web-enabled knowledgebase, applicable software updates, and product documentation; and (iii) act as an escalation point for Company's troubleshooting issues and work with Brocade's development engineers in reproducing, isolating and resolving complex installation or operation problems that cannot be resolved through front line support, whether because they are the result of a design error, implementation error, or interoperability problem, through telephone and e-mail support during normal Brocade business hours and after-hours support for Severity 1 problems.

4.3 Troubleshooting Escalation Procedure. Before escalating a troubleshooting problem to Brocade, Company's technical support staff must escalate the problem internally to a BCFP Certified Company support engineer. Only a BCFP Certified Company support engineer may escalate technical support requests to Brocade, which cannot be resolved internally. Brocade reserves the right to reject any technical support call (i) from individuals other than a BCFP Certified Company support engineer, or (ii) if Brocade believes in its reasonable discretion that Company's technical support staff should handle the problem. If Company escalates any more than thirty (30) customer support per rolling one (1) year period under the Program, then Brocade reserves the right to (i) charge Company a fee of $1,500 for every incident in excess of the thirty incident limit, (ii) audit Company's technical support organization and (iii) require additional process improvements or personnel training obligations as a condition of Company's remaining in the Program.

4.4 Quality. Company hereby represents and warrants that Company's services covered by the Program shall be provided at the highest industry standards and are at least commensurate with the quality of such services previously provided by Company and required by Brocade. A breach of this Section 4.4 or Section 4.5, below, shall entitle Brocade to terminate for cause Company's participation in the Program pursuant to Section 8.2.

4.5 Quality Control. Brocade reserves the right at its own expanse to measure customer satisfaction with the support and services provided by Company. Upon Brocade's request, Company will provide Brocade with the contact information of its Program customers for the purpose of customer satisfaction surveying. Such customer contact information will be considered Confidential Information as defined in the Agreement. Company may request results of any survey conducted by Brocade with Company's customers, and Brocade shall make such results available to Company subject to the confidentiality requirements of the Agreement.

4.6 Spare Parts Inventory. If Company will be providing repair services ("Break/Fix Services") as a QSP, then Company shall purchase and keep in stock sufficient spare parts inventory to meet the Break/Fix Service level requirements as outlined in Company's Service Level Agreement with its customer.

The parties agree that any violation of this Section 4.6 shall be a material breach and shall constitute grounds for termination for cause by Brocade pursuant to Section 8.2 below.

4.7 In-House Lab Requirements. Company shall maintain an in-house SAN infrastructure lab for testing, training and support purposes of various SAN designs and storage infrastructure applications. Company agrees to stock the lab with at least two (2) models of all Brocade Products supported by Company. In addition, Company agrees for every new Product introduced by Brocade and supported by Company, Company shall stock the lab with at least one (1) model of such Product within six (6) months of the Product's general availability and at least two (2) models of such Product within twelve (12) months of the Product's general availability. To the extent not included above, Company shall further stock its in-house lab with the following required infrastructure:

      -     Two (2) 2800 Fabric Switches
      -     Two (2) 3800 Fabric Switches
      -     One (1) 12000 Fabric Switch
      -     Adequate supply of Cables, GBICs and SFPs to support all switches
      -     Either two (2) 2 Channel Analyzers or one (1) 4 Channel Analyzer
      - 20% of the hardware required to support 80% of Company's customers, which includes:
            o     HBAs
            o     Hosts
            o     Storage (disk arrays, tape libraries)

In addition, Brocade recommends that Company also stock the following infrastructure:

      -     One (1) 2050 Fabric Switch
      -     One (1) 2400 Fabric Switch
      -     One (1) 3200 Fabric Switch
      -     One (1) 6400 Fabric Switch
      -     Equipment Long Distance Support and Replication, which includes:
            o     ATM Gateways
            o     ELWL cables
            o     DWDM boxes

5.    Trademarks and Intellectual Property

5.1 Brocade Marks. Brocade may design, establish, or register in such jurisdictions as it deems appropriate, one or more trademarks, service marks or trade names for use in connection with the Program (the "Brocade Marks"). Brocade shall make copies of the Brocade Marks available to Company in print ready art form. Brocade shall have the right to modify or replace the Brocade Marks or prepare additional Brocade Marks from time to time and shall provide Company with copies of such modifications in a reasonable time to allow Company to implement the modifications.

5.2 License to Brocade Marks. Subject to the terms and conditions of this Agreement and in accordance with Brocade trademark usage guidelines, Brocade grants Company a worldwide, nonexclusive, nontransferable, royalty-free, personal license to use the Brocade Marks solely in connection with the Program and with the marketing and sale of Company's services thereunder. During its membership in the Program, Company shall be entitled to use the Brocade Marks, indicating Company's membership in the Program. Brocade reserves the right to change and/or discontinue the use by Company of the Brocade Marks in its sole discretion. Upon notice from Brocade, Company shall immediately cease all use and shall destroy or return the Brocade Marks and any copies thereof. Company shall not register or attempt to register any confusingly similar marks to the Brocade Marks in any jurisdiction.

5.3 Company Marks. Subject to the terms and conditions of this Agreement, Company grants Brocade a worldwide, nonexclusive, nontransferable, royalty-free license to use the trademarks, service marks and trade names of Company ("Company Marks") solely in connection with the Program and with the marketing and sale of Brocade Products in accordance with any of Company's written guidelines communicated to Brocade. Company shall make the Company Marks available to Brocade in print ready art format as provided in the Program Guidelines.

5.4 Review. All use of the Brocade Marks must be approved in writing by Brocade prior to publication (either in text or electronic format), however, once a particular use is approved, Company need not again seek approval for substantially similar uses. Upon Company's request, Brocade will provide copies of Brocade's advertising or promotion materials containing the Company Marks prior to release. The Parties will cooperate with each other to facilitate periodic review of each Party's use of the other Party's marks. Brocade and Company agree to cooperate fully with one another in such review and shall use all commercially reasonable efforts to promptly make such modifications in such materials as are required to conform to the Program Guidelines.

5.5 Ownership. Company acknowledges that Brocade retains all right, title and interest in and to the Brocade Marks, and Brocade acknowledges and agrees that Company retains all right, title and interest in and to the Company Marks. Nothing herein is intended to grant any right in the Brocade Marks or the Company Marks other than the right to use the same in accordance with the requirements set forth in this Agreement. The license to use the Brocade Marks and the Company Marks will terminate upon termination or expiration of the Agreement.

5.6 No License. Under no circumstances will anything in this Agreement be construed as granting, by implication, estoppel or otherwise, a license to any technology or proprietary right belonging to the other Party other than as expressly set forth under this Agreement.

5.7 No Certification. Company acknowledges that Brocade, by permitting Company to participate in the Program and to use the Brocade Marks in the manner specified hereunder, is not in any manner certifying the quality of any services rendered by Company. Company shall make no oral or written statements inconsistent with the foregoing. The Program is not intended to be a service certification program; Company shall be responsible for ensuring that Company meets all certification and training requirements, (a) under the Program and (b) as necessary for Company to provide support services consistent with the quality obligations of Section 4.4, above.

6. Indemnification. Company shall defend, indemnify and hold harmless Brocade and its officers, directors, employees, agents, successors and assigns from and against any and all loss, damages, liabilities, settlement, costs and expenses (including legal expenses and the expenses of other professionals) as incurred, resulting from or arising out of Company's support or services in any manner. As a condition to such defense and indemnification, Brocade will provide Company with prompt written notice of the claim. Brocade may employ counsel at its own expense to assist it with respect to any such claim; provided, however, that if such counsel is necessary because of a conflict of interest of either Company or its counsel or because Company does not assume control, Company will bear the expense of such counsel. Brocade will have no authority to settle any claim on behalf of Company. Brocade shall defend, indemnify and hold harmless Company and its officers, directors, employees, agents, successors and assigns from and against any and all loss, damages, liabilities, settlement, costs and expenses (including legal expenses and the expenses of other professionals) as incurred, resulting from or arising out of any suit or proceeding brought against Company based on a claim that any Brocade Mark furnished by Brocade under the Program, infringes or misappropriates any US trademark of any third party. As a condition to such defense and indemnification, Company will provide Brocade with prompt written notice of the claim. Company may employ counsel at its own expense to assist it with respect to any such claim; provided, however, that if such counsel is necessary because of a conflict of interest of either Brocade or its counsel or because Brocade does not assume control, Brocade will bear the expense of such counsel. Company will have no authority to settle any claim on behalf of Brocade.

7. LIMITATION OF LIABILITY. EXCEPT FOR ANY INTENTIONAL, WILLFUL OR RECKLESS BREACH OF SECTION 5 (TRADEMARKS AND INTELLECTUAL PROPERTY) OR SECTION 6 (INDEMNIFICATION), NEITHER PARTY SHALL HAVE ANY LIABILITY TO EACH OTHER OR ANY THIRD PARTY FOR ANY CLAIMS OR CAUSES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY, EXCEED $1 00,000.00.

8.    Term and Termination.

8.1 Term. The term of this Agreement begins on the Effective Date and continues until such time as either Party terminates this Agreement pursuant to
Section 8.2 below.

8.2 Termination. Either Party may terminate this Agreement for any reason or no reason at any time upon thirty (30) days written notice to the other Party. This Agreement may be terminated for cause by Brocade or Company ( i ) upon fifteen (15) days written notice in the event of a material breach by the other Party of any provision of this Agreement unless such breach is cured within such fifteen (15 day period, or (ii) immediately upon the insolvency, bankruptcy, reorganization, assignment for the benefit of creditors, or change of control by merger or acquisition of the other Party.

8.3 Effect of Termination. Upon termination of the Agreement for any reason (or upon notification by either Party that the use of any trademark is no longer authorized in which case items (i), (ii) and (iii) shall apply with respect to such trademark) each Party will: (i) destroy or deliver to the other Party all materials in that Party's control or possession which bear the trademarks, trade names or service marks of the other Party; (ii) cease all references in advertising and marketing materials and publications to Company's participation in the Program; (iii) cease all use of the other Party's marks no more than forty five (45) days from the date of notice of termination from a Party, and
(iv) upon written request, certify in writing that the other Party's logo is no longer being displayed or used. In addition, in the event that Company is obligated to provide support to end users of Brocade products after termination of this Agreement, the parties agree to use reasonable commercial efforts to transition such end users to an alternative support program or provider.

8.4 Survival. The rights and obligations of the Parties contained in Sections 1.6, 2.7, 5.5, 5.6, 5.7, 6, 7, 8.3 and 8.4 will survive any expiration or termination of this Agreement. This Agreement will survive termination of any other agreement entered into by the parties, unless explicitly stated otherwise in such other agreement

9.0   General

9.1 Confidentiality. The parties agree that all information exchanged by the parties under this Agreement shall be subject to the Non-Disclosure Agreement between the parties entered into concurrently with this Agreement ("NDA). Notwithstanding any expiration or termination of the NDA, the terms of the NDA shall survive with respect to the confidential information exchanged under this Agreement.

9.2 Independent Parties. Each party is an independent contractor, this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Brocade and Company, and neither Brocade nor Company will have the power to bind the other or incur obligations on the other's behalf without the other's separate and specific prior written consent.

9.3 Insurance. Company agrees during the term of this Agreement to carry liability insurance in an amount that Company deems sufficient to meet its indemnification obligations under this Agreement.

9.4 Force Majeure. Neither party is responsible for a failure to fulfill any obligations due to causes beyond its control, except that in no event will this provision affect Company's obligation to make payments under this Agreement.

9.5 Notice. All legal notices required hereunder shall be in writing sent to the General Counsel of the other party and shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.

9.6 Assignability. The terms and conditions of this Agreement shall bind and inure to each party's permitted successors and assigns. Company may not assign this agreement, whether by contract or through a merger, acquisition, change in control, or otherwise, without Brocade's prior written consent, and any attempted assignment without Brocade's prior written consent shall be null and void.

9.7 Severability. If any provision in this Agreement is determined in any proceeding binding upon the parties to be invalid or unenforceable, that provision will be deemed severed from the remainder of such agreement, and the remaining provisions of such agreement will continue in full force and effect.

9.8 No Waiver. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

9.9 Governing Law. This Agreement is governed by the laws of the State of California without reference to conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state and Federal courts located in Santa Clara County, California, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

9.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof and replaces any prior agreements or understandings. No waiver or modification of the Agreement shall be valid unless in writing signed by each party.

By their signatures below, the parties indicate their agreement to the terms and conditions set forth in this Agreement. This Agreement may be executed in two or more counterparts, each of which will be deemed an original for all purposes, and together will constitute one and the same document. Telecopy signatures will be relied upon as original signatures in all respects. All signed copies of this Agreement will be deemed originals.

Effective Date:
                ----------------------

BROCADE COMMUNICATIONS SYSTEMS, INC.       MTI TECHNOLOGY CORPORATION


By:         /s/ Richard Gerison            By:         /s/ Mark A. Franzen
   ----------------------------------         ----------------------------------
Print Name: Richard Gerison                Print Name: Mark A. Franzen
           --------------------------                 --------------------------
Title:      GM/VP GSSA                     Title:      CFO
      -------------------------------            -------------------------------
Date:       10/22/02                       Date:       9/30/02
     --------------------------------           --------------------------------



                Legal OK    JS
                         -------
                Date   10/3/02
                     -----------

                                  ATTACHMENT A


--------------------------------------------------------------------------------







QUALIFIED SUPPORT PARTNER
PROGRAM GUIDELINES







--------------------------------------------------------------------------------

BROCADE QUALIFIED SUPPORT PARTNER PROGRAM:

The Brocade Qualified Support Partner Program (the "Program") is designed to combine Brocade's technical expertise and market leadership in the SAN market with the sales, services and support methodology and experience of Fabric Partners, Master Resellers, Original Equipment Manufacturers ("OEM's"), and third party service providers (collectively, "Vendors"), in order to deliver world-class Brocade-authorized support and services to Brocade customers. Brocade encourages all Vendors that have or would like to offer SAN support services to current and new customers to be a part of the Program.

A.    Program Benefits

Vendors who join the Program pursuant to a Qualified Support Partner Agreement (collectively, "QSPs") will benefit from membership through their association with Brocade and through the following Program benefits. Brocade reserves the right to add to, remove or change any of the following in its sole discretion.

      1. Each QSP shall receive official authorization from Brocade to service and support all Brocade Products and services listed in
            Section 1.2 of the Qualified Support Partner Program Agreement ("Agreement").

      2. Each QSP shall be entitled to use certain Brocade trade names, trademarks and service marks, including the `Brocade Qualified Support Partner' emblem, on its web sites and collateral, in accordance with the terms and conditions of Section 5 of the Agreement.

      3. Brocade shall help each QSP grow and maintain its support program by offering attractive discounted pricing on certain Brocade Educational Services and Brocade Supplemental Services.

      4. Brocade shall post each QSP's logo on an external web site viewable by QSP customers, resellers, distributors and other service providers.

      5. Brocade shall provide each QSP with a public relations quotation announcing the Parties' relationship and QSP's participation in the Program.

      6. Each QSP shall have the right to an annual meeting with Brocade Service management to review the Program and the parties' rights and responsibilities thereunder.

      7. Each QSP shall be entitled to receive customer feedback gathered by Brocade from customer satisfaction surveys.

B.    Program Requirements

Participation in the Program is limited to Vendors who have significant expertise in the SAN market; who are willing to maintain a high level of support, service quality and customer satisfaction; and who satisfy the significant training and certification requirements of the Program. Brocade, in its sole discretion, may invite a Vendor to qualify under the Program as a QSP, based on the following criteria:

      1.    QSP must be a member in good standing of TSAnet.

      2. As between the QSP and Brocade, the QSP shall take full and total responsibility for all customer interaction and assistance for every customer that the QSP sells support services to under this Program. The QSP shall ensure that all support provided meets at least the minimum quality requirements of these Program Guidelines and the Agreement.

      3. A sufficient number of QSP employees must be certified and trained by Brocade Educational Services pursuant to the certification and training requirements below, to provide quality support to customers under the Program.

      4. Brocade may conduct surveys to monitor customer satisfaction and evaluate the quality of any professional support project undertaken by a QSP under the Program. In accordance with the terms and conditions of Section 4.5 of the Agreement, the QSP shall provide Brocade with Program customer contact information and with reports on all customer support calls received and resolved internally under the Program.

      5. The QSP must have an approved in-house SAN infrastructure lab that meets the minimum requirements as set out in Section 4.7 of the Agreement.

      6. The QSP must (a) have documented methodologies for case flows, escalation paths, and Service Level Agreements.

      7. To provide quality on-site repair service ("Break/Fix Service") in a timely manner, each QSP that provides Break/Fix Service under the Program must maintain sufficient spare parts inventory, as agreed upon by the QSP and Brocade, in accordance with Section 4.6 of the Agreement.

      8. Each time the QSP sells support services pursuant to the Program, the QSP must purchase from Brocade the appropriate level of Supplemental Service for the product(s) being insured.

Certification Requirements: Each QSP must have sufficient numbers of employees with training and Brocade Certified Fabric Professional Certification ("BCFP Certification") to provide timely quality customer support. BCFP Certification is required for all QSP employees working on support phases of an engagement. Within three (3) months of joining the Program, each QSP must have at least two
(2) employees that have passed BCFP Certification. A QSP may not use any of the Brocade Marks or issue a press release concerning their membership in the Program until such time as at least two (2) QSP employees have obtained BCFP Certification. Only those QSP support engineers who are BCFP Certified may escalate to Brocade any customer support problem that cannot be resolved internally. In addition, each QSP must ensure that for any new Brocade product or service, at least two (2) QSP employees attend training for such product or service within six (6) months of its being made generally available. BCFP Certification is administered by VUE. QSP employees can register to take the certification exams at http://www.vue.com/brocade/. Certification fees will apply.

Program Contact Information: QSPs should direct any communications concerning the Program via email to supportpartner@brocade.com. Brocade shall use reasonable efforts to respond to every communication within three (3) business days.